Exhibit 10.13

Certain confidential information (indicated by [***]) has been omitted from this exhibit because it is both (i) not material and (ii) and the type that the registrant treats as private or confidential.

May 6, 2020
By Electronic Mail
Mr. Daniel Eckert
Dear Daniel:
This letter agreement (this “Employment Agreement”) sets forth the terms of your employment with Green Dot Corporation (the “Company” or “us”) as the Company’s Executive Vice President, Chief Product, Strategy and Development Officer (“CPO” or “you”). Your service with the Company will be subject to the terms and conditions of this Employment Agreement and shall be effective as of May 6, 2020 (the “Effective Date”), and shall end on the fifth anniversary of the Effective Date, subject to the provisions of Section 8 below.
1.    Reporting: Place of Employment: Relocation.
(a)    Effective as of the Effective Date, you will report to the Chief Executive Officer of the Company. Unless otherwise mutually agreed by you and the Company, you will be required to relocate your primary residence to the Southern California area no later than August 31, 2021 (the “Relocation Deadline”) (unless otherwise prohibited or inadvisable due to COVID-19 related travel restrictions or other force majeure). While your place of employment will initially be the Company’s offices in Bentonville, Arkansas, you will be expected to work at the Company’s Pasadena, California offices at least two weeks a month (unless otherwise prohibited or inadvisable due to COVID-19 related travel restrictions or other force majeure), beginning in June 2020 or such other date that is mutually agreed upon between you and the Company (the “California Start Date”) until the Effective Relocation Date (as defined below) (such period of time from the California Start Date until the Effective Relocation Date, the “Transition Period). Immediately following your Effective Relocation Date, the Company’s Pasadena, California offices shall be your primary place of employment.
(b)    During the Transition Period, the Company will provide you with reasonable reimbursement of (i) travel expenses, including round trip travel expenses between your current home and the Southern California area, (ii) temporary housing expenses in the Southern California area, and (iii) car rental expenses (collectively referred to as “Transition Period Reimbursements”).
(c)    You may choose to relocate to the Southern California area at any time prior to the Relocation Deadline. The effective date of your relocation for purposes of this offer letter is the date that your primary residence ceases to be in Bentonville, Arkansas and becomes a location in the Southern California area (regardless of whether that location is a rental property or a home that you purchase) (such date, the “Effective Relocation Date”). So long as you relocate to the Southern California area by the Relocation Deadline, and subject to your not resigning your employment without Good Reason prior to the Effective Relocation Date, we will reimburse your reasonable Moving Expenses. “Moving Expenses” consist of the actual cost of moving your family and household goods to the Southern California area (excluding for the avoidance of doubt any home sale losses). If and only to the extent the Transition Period Reimbursements and Moving Expenses would be considered W-2 income, such reimbursements will be grossed up to offset any and all taxes on such reimbursements, using a marginal tax rate mutually agreed on by you and the Company in good faith.

(d)    You must submit a request for reimbursement to the Company with appropriate documentation substantiating the expense within thirty (30) days of incurring the expense and such reimbursement shall be made to you, less any applicable tax withholdings (subject to the last sentence of Section 1(c) above), within thirty (30) days of the date you submit your valid reimbursement request with the documentation necessary to substantiate the expense.
2.    Base Salary. As of the Effective Date, your annual base salary (your “Base Salary”) will be equal to $625,000 on an annualized basis, less applicable withholdings, payable in accordance with the Company’s normal payroll practices. Your Base Salary shall be eligible for consideration, on an annual basis, for increase (but not decrease) by the compensation committee (the “Compensation Committee”) of the Board of Directors of the Company (the “Board”).
3.    Bonus Plan Participation. In addition to your Base Salary, you will be eligible to participate in the Company’s annual Executive Officer Incentive Bonus Plan (the “Bonus Plan”), under which your annual target bonus will be equal to 125% of Base Salary (your “Target Bonus”), which will be based upon your and the Company’s achievement of pre-established performance metrics and deliverables. Depending on the Company's achievement of metrics, you can earn 0 to 200% of your Target Bonus. The performance metrics and deliverables, performance-based payment ranges (both minimum and maximum) for you and similarly-ranked executives, and the actual bonus amount awarded, if any, will be determined under, and subject to all the terms, conditions and restrictions of, the Bonus Plan, as amended from time to time, by the Board or the Compensation Committee; except (i) your bonus under the Bonus Plan for 2020 will be calculated based on the greater of achievement of the applicable performance goals for such year and Target Bonus, prorated for the number of days during 2020 that you are employed as CPO under this Employment Agreement, relative to 366 days, and (ii) any annual bonus amount earned under the Bonus Plan shall be paid at such time as annual bonuses are otherwise paid under the Bonus Plan, which payment will in no event occur later than March 15 of the calendar year following the year in respect of which the bonus is earned.
4.    Company Equity Awards.
(a)    Inducement Awards. Subject to the approval of the Compensation Committee, on the Effective Date you will be awarded the following “new-hire” inducement grants (“Inducement Awards”):
(i)    Performance stock options (“PSOs”) covering 750,000 shares of Company common stock and a per share exercise price equal to Fair Market Value (as such term is defined in the Company's 2010 Equity Incentive Plan) (the “Stock Plan”). These PSOs will be granted in three equal tranches, with each tranche becoming vested and exercisable subject to the achievement of both a service-vesting requirement and performance-vesting requirement, each as set forth in Appendix 1 hereto. These PSOs will otherwise be subject to the same terms and conditions as a grant of nonqualified stock options granted under the Stock Plan, except as otherwise provided in Section 10 below. The PSOs will expire, whether or not vested, on the seventh (7th) anniversary of the date of grant.
(ii)    Restricted stock units covering shares of Company common stock having a total grant date value equal to $3,000,000, of which:
(A)    Sixty percent (60%) will vest subject to (I) the Company’s achievement of performance targets to be mutually agreed on by you and the Compensation Committee within 30 days of the Effective Date, after consulting with the Company’s Chief Executive Officer (“PSUs”) and (II) your continued

employment hereunder through such date, at which time twenty-five percent (25%) of such PSUs will become immediately vested and settled, and the remaining seventy-five percent (75%) of such PSUs will become immediately vested and settled in equal annual installments on each of the three anniversaries thereafter, subject to your continued employment hereunder through each such anniversary date (but if the applicable targets are not achieved, all PSUs will immediately terminate without payment on the first anniversary of the Effective Date; and
(B)    the remaining forty percent (40%) will vest in equal annual installments on each of the three anniversaries of the Effective Date (the “RSUs”), subject to your continued employment hereunder through each such anniversary date.
The PSUs and RSUs will otherwise be subject to the same terms and conditions as a grant of restricted stock units granted under the Stock Plan, except as otherwise provided in Section 10 below.
(iii)    Annual Equity Awards. Beginning in 2021, you will be eligible to receive such annual equity awards, in such forms and in such amounts, as are, in the sole discretion of the Compensation Committee (taking into account your total target direct compensation opportunities and the ratio of your total target cash compensation to total target equity compensation relative to the Chief Executive Officer) competitive with those annual equity awards received by other similarly situated roles at companies within the Company peer group as shall be identified in the Company’s annual proxy statement from time to time.
5.    Benefits. You will be entitled to participate in the employee benefit plans maintained by the Company, which are subject to change, and available to other senior executives of the Company on applicable terms and conditions of those plans. This will include health, dental and vision coverage, plus participation in other plans currently maintained by the Company or which may become available to Company employees from time to time. You are also eligible to accrue four (4) weeks of vacation per year, subject to the Company’s vacation policy. In addition, the Company shall pay all reasonable legal fees and expenses that you incur in connection with reviewing and executing this Employment Agreement and agreements referenced herein.
6.    Indemnification and Insurance. The Company will indemnify you with respect to activities in connection with your employment hereunder under the indemnification and insurance provision of the Company’s bylaws and the Indemnity Agreement to be entered into by and between you and the Company, substantially in the form of that entered into by and between the Company and other senior executives of the Company. You will also be covered under the director and officer liability insurance policy currently maintained, or as may be maintained from time to time, by the Company.
7.    No Other Benefits. Except as expressly provided in this Employment Agreement, the Inducement Grant award agreements or the Company’s 2010 Equity Incentive Plan and awards granted thereunder, or expressly required under applicable law, you shall not be entitled to receive any other payment, benefit or other form of compensation as a result of your employment or the termination thereof.
8.    Term of Agreement; At-Will Employment Relationship. You and the Company agree that you will be employed as CPO under the terms of this Employment Agreement from the Effective Date until the fifth anniversary thereof (the “Initial Term”), which Term shall be automatically extended for one additional year on such anniversary and on each subsequent anniversary (the Initial Term, and any extension thereof, as applicable, “Term”), unless either party provides advance written notice of such intention not to renew at least thirty (30) days prior to the applicable anniversary. terminated earlier in accordance with Sections 9 and 10 below. For the avoidance of doubt, the Company’s decision to not renew the Term of this Employment Agreement will be deemed a termination without Cause (as defined in Section 9(b)(i) below). Notwithstanding the foregoing, your employment with the Company is “at-will.” This means you may resign at any time for any reason, with or without notice (except as otherwise provided in Section 9(b)(ii) below). Likewise, the Company may terminate your employment relationship at any time, with or without cause or notice (except as otherwise provided in Section 9(b)(i) below). Any change to your at-will employment relationship with the Company must be by a specific, written agreement signed by you and the Company.
9.    Termination of Employment for Cause, by You without Good Reason, or Death or Disability; Definitions.
(a)    Upon termination of your employment (i) by the Company for Cause, (ii) by you for any reason other than Good Reason, or (iii) due to your death or Disability (as such term is defined under Section 409A of the Code), you shall not be entitled to payment of any then-unearned portion of the amounts provided under Sections 2 and 3 above and the vesting of your outstanding equity awards, including without limitation the PSOs, shall terminate and vesting shall cease.
(b)    For purposes of this Agreement and Exhibit A attached to this Employment Agreement:
(i)    the term “Cause” means any of the following: (i) your conviction of or plea of nolo contendere to a felony; (ii) an act by you which constitutes material gross misconduct in the performance of your obligations and duties hereunder; (iii) your material act of fraud against the Company or any of its affiliates; (iv) your theft or material misappropriation of property (including, without limitation, intellectual property) of the Company or its affiliates; (v) material breach by you of any confidentiality agreement with, or duties of confidentiality to, the Company or any of its affiliates that involves your wrongful disclosure of material confidential or proprietary information (including, without limitation, trade secrets or other intellectual property) of the Company or any of its affiliates, except that in the case of an event described in any of clauses (ii)-(v) above, the Company may only terminate your employment for Cause following (x) thirty (30) days advance written notice to you of the alleged “Cause” action or failure to act, (y) a ten (10) business day period to cure such action or inaction, to the extent the Company determines in good faith that such act is curable and (z) the opportunity to be heard by the Company within such thirty-or ten- day period regarding such alleged action or failure to act;
(ii)    the term “Good Reason” means the occurrence of one of any of the following events without your written consent: (i) the material diminution in your duties, responsibilities and authorities as CPO of the Company (including, after a Corporate Transaction, your ceasing to remain the CPO of the Company (or its successor in any such event)); (ii) the material reduction in your annual rate of Base Salary; (iii) the relocation of your primary work location from the Pasadena, CA-metropolitan area to a location that is more than fifty (50) miles from such area (excluding your work in Bentonville, Arkansas prior to the Effective Relocation Date); or (iv) any material breach of any material term of this Employment Agreement by the Company; provided, however, that with respect to each of the foregoing, (x) you must within 30 days after you first learn of its occurrence, deliver to the Company a written notice specifying the basis for your belief that you are entitled to terminate your employment for Good Reason, (y) you must give the Company an opportunity to cure any of the foregoing within 30 days following delivery of such notice, and (z) provided that the Company has failed to cure any of the foregoing within such 30-day cure period, you must terminate your employment within 30 days following expiration of such cure period; and
(iii)    the term “Corporate Transaction” has the meaning set forth in the Stock Plan; and
(iv)    the term “Corporate Transaction Period” means the period beginning sixty (60) days prior to, and ending on the second anniversary of, the occurrence of a Corporate Transaction.
10.    Termination by the Company Without Cause or by You for Good Reason. You acknowledge and agree that if, prior to the expiration of the Term, either (a) the Company terminates your employment without Cause or (b) you resign for Good Reason (the date of either of the foregoing, the “CPO Termination Date”), then this Employment Agreement will terminate and you will only be entitled to the payments and benefits set forth below.
(a)    Upon the CPO Termination Date, you will be entitled to (i) any then unpaid Base Salary set forth in Section 2 hereof and (ii) any earned bonus to which you are entitled under the terms of the Bonus Plan as set forth in Section 3 hereof for the year prior to the CPO Termination Date that you have not yet received as of the CPO Termination Date.
(b)    Subject to your satisfaction of the Release Requirement set forth in Section 10(c) below, you shall be entitled to the following:
(i)    A payment, in full satisfaction of any bonus otherwise due under Section 3 above and the Bonus Plan in respect of the year in which the CPO Termination Date occurs, of a prorated portion of the Target Bonus, with such proration based on the number of days of your employment hereunder between January 1 of such year through the CPO Termination Date, relative 365 days;
(ii)    A payment equal to the Base Salary (or if such termination occurs during a Corporate Transaction Period, a payment equal to 1.5 times the Base Salary);
(iii)    A payment equal to the Target Bonus (or if such termination occurs during a Corporate Transaction Period, a payment equal to 1.5 times the Target Bonus);
(iv)    Subject to your timely election of COBRA benefits, a payment equal to the product of (x) the monthly COBRA premium cost payable by you for group health insurance benefits at such time, and (y) twelve (12) months (or if such termination occurs during a Corporate Transaction Period, twenty-four (24) months); and
(v)    The following equity award benefits: (A) acceleration of the service vesting of then outstanding PSOs (if any) that otherwise would have become service-vested over the twelve (12) months following the CPO Termination Date, with any such PSOs continuing to be eligible to become vested subject to achievement of any applicable Stock Price Hurdles prior to the first anniversary of such CPO Termination Date and the continued ability to exercise the PSOs until the second anniversary of the CPO Termination Date, (B) subject to any then outstanding PSUs becoming vested based on achievement of the applicable performance targets on or prior to the first anniversary of the Effective Date, acceleration of the service vesting of such PSUs that otherwise would have become service-vested over the twelve (12) months following the CPO Termination Date, based on vesting in equal monthly installments, not equal annual installments, for such PSUs, and (C) acceleration of the service vesting of then outstanding RSUs (if any) that otherwise would have become service-vested over the twelve (12) months following the CPO Termination Date, based on vesting in equal monthly installments, not equal annual installments, for such RSUs. Notwithstanding the foregoing, if such termination of employment occurs during a Corporate Transaction Period: (x) on the Corporate Transaction, if the performance target applicable to the PSUs has not yet been achieved, such PSUs shall become vested based on the greater of target or actual performance (as the same shall be determined as of immediately prior to the Corporate Transaction), (y) on the later of the CPO Termination Date or the Corporate Transaction, the service-vesting of any the outstanding PSOs, PSUs and RSUs shall be fully and immediately accelerated and (z) the PSOs shall continue to be exercisable until the second anniversary of the CPO Termination Date.
(c)    As a condition to receiving the payments and benefits that are provided for in this Section 10(b) above, you must execute a written release, in substantially the form attached hereto as Exhibit A (the “Release”), which must become effective no later than the 60th day following the date of your CPO Termination Date, and if not, you will forfeit any right to payments or benefits under this Employment Agreement. To become effective, the Release must be executed by you and any revocation periods (as required by statute, regulation, or otherwise) must have expired without you having revoked the Release. In addition, in no event will any payments or benefits be paid or provided until the Release actually becomes effective and you may not execute the Release prior to the CPO Termination Date. Subject to the foregoing and Section 19, all payments referenced in Section 10(b)(i), (ii) and (iii) and any PSUs and RSUs that vest pursuant to 10(b)(v) shall be paid in a lump sum or settled on the eighth (8th) day following the CPO Termination Date or the date the Release becomes effective, whichever is later; provided however, that no PSUs that accelerate due to a qualifying termination that occurs outside of the Corporate Transaction Period will be settled until the Compensation Committee certifies the achievement of the applicable performance targets, and provided further, that all such payments and PSU and RSUs shall be paid or settled no later than March 15 of the calendar year following your CPO Termination Date.
11.    Confidential Information and Other Company Policies. You will be bound by and comply fully with the Company’s insider trading policy, code of conduct, and any other policies and programs adopted by the Company regulating the behavior of its employees, as such policies and programs may be amended from time to time. In addition, you acknowledge and agree that you will execute and be bound by the Company’s Employee Inventions and Confidentiality Agreement (the “Employee Inventions and Confidentiality Agreement”) in the form attached hereto as Exhibit B.
12.    Conflicts of Interest. During the term of your employment with the Company, you will be expected to devote your full working time and attention to the business of the Company, and you will not render services to any other business without the prior approval of the Company; provided that you shall be permitted to serve on the board of directors of one (1) publicly traded company and one (1) private company and you may continue to serve as a senior advisor to Commerce Ventures, so long as such service, in each case, does not otherwise violate the requirements set forth in this sentence and the remainder of this Section 12. You must not engage in any work, paid or unpaid, that creates an actual conflict of interest with the Company. Such work shall include, but is not limited to, directly or indirectly competing with the Company in any way, or acting as an officer, director, employee, consultant, stockholder, volunteer, lender, or agent of any business enterprise of the same nature as, or which is in direct competition with, the business in which the Company is now engaged or in which the Company becomes engaged during the term of your employment with the Company, as may be determined by the Company in its sole discretion. If the Company believes such a conflict exists during the term of this Employment Agreement, the Company may ask you to choose to discontinue the other work or resign employment with the Company, which resignation shall be treated as a resignation without Good Reason for all purposes. In connection with the foregoing, you hereby represent and warrant that nothing prevents you from fulfilling your duties and responsibilities as CPO of the Company.
13.    Withholding. All sums payable to you hereunder will be reduced by all applicable federal, state, local and other withholding and similar taxes and payments required by applicable law.
14.    Severability. If any term, covenant, condition or provision of this Employment Agreement or the application thereof to any person or circumstance shall, at any time, or to any extent, be determined invalid or unenforceable, the remaining provisions of this Employment Agreement shall not be affected thereby and shall be deemed valid and fully enforceable to the extent permitted by law.
15.    Successors; Assignment. The rights and obligations of the Company under this Employment Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company. Your rights and obligations hereunder are non-assignable. The Company may assign its rights and obligations to any entity in which the Company or an entity affiliated with the Company, has a majority ownership interest.
16.    Notices. Notices and all other communications contemplated by this Employment Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. Notices or other communication directed to you shall be addressed to your home address most recently communicated to the Company in writing. Notices or other communication directed to the Company shall be addressed to the Company’s corporate headquarters and directed to the attention of the Company’s Chief Executive Officer and the Company’s General Counsel.
17.    Entire Agreement. This Employment Agreement, the Inducement Grant agreement and other agreements governing your Company equity awards, the Indemnity Agreement and the Employee Inventions and Confidentiality Agreement set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This Employment Agreement may not be modified or amended except by a written agreement signed by you and the Company.
18.    Section 280G Parachute Payments. In the event that the severance and other benefits provided for in this Employment Agreement or otherwise payable or provided to you constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code, (the “Code”) then, unless the Company and you otherwise agree in writing, the determination of your excise tax liability and the amount required to be paid shall be made in writing by an accountant chosen by the Company, which shall be from one of the six largest national accounting firms (an “Accountant”). For purposes of its calculations, the Accountant may make reasonable assumptions and approximations concerning applicable taxes and may rely on interpretations of the Code for which there is a “substantial authority” tax reporting position. The Company and you shall furnish to the Accountant such information and documents as the Accountant may reasonably request in order to make its determinations. The Company shall bear all costs the Accountant may reasonably incur in connection with any calculations contemplated hereunder. The Accountants shall provide their calculations, together with detailed supporting documentation, to the Company and you within thirty (30) calendar days after the date on which the Accountants have been engaged to make such determinations or such other time as requested by the Company or you. Any good faith determinations of the Accountants made hereunder shall be final, binding and conclusive upon the Company and you. In the event the Company’s securities are Tradable, if any parachute payments will be subject to the excise taxes under Section 4999 of the Code, then the parachute payments will be payable to you either in full or in such lesser amounts as would result, after taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, on your receipt on an after-tax basis of the greatest amount of payments and other benefits, by reducing payments in the following order: first a pro rata reduction of (i) cash payments subject to Section 409A of the Code as deferred compensation and (ii) cash payments not subject to Section 409A of the Code, and second a pro rata cancellation of (i) equity award compensation subject to Section 409A of the Code as deferred compensation and (ii) equity award compensation not subject to Section 409A of the Code. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant. “Tradable” means “readily tradable on an established securities market or otherwise,” as described in Section 1.280G-1, Q/A-6 of the Treasury Regulations under Section 280G of the Code.
19.    Section 409A. To the extent (a) any payments to which you become entitled under this Employment Agreement, or any agreement or plan referenced herein constitute deferred compensation subject to Section 409A of the Code and (b) you are deemed at the time of such termination of employment to be a “specified” employee under Section 409A of the Code, then such payment or payments will not be made or commence until the earlier of (i) the expiration of the six (6)-month period measured from the date of your Separation and (ii) the date of your death following such separation from service; provided, however, that such deferral will be effected only to the extent required to avoid adverse tax treatment to you, including (without limitation) the additional twenty percent (20%) tax for which you would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph will be paid to you or your beneficiary in one lump sum (without interest). No severance benefits to be paid or provided to you will be paid or otherwise provided until you have a “separation from service” within the meaning of Section 409A of the Code. For purposes of this Employment Agreement, any reference to “termination,” “terminate,” “resign,” “resignation” or any similar term shall be construed to mean a “separation from service” within the meaning of Section 409A of the Code. To the extent required for compliance with Section 409A of the Code, in no event will a Corporate Transaction be deemed to have occurred if such transaction is not also a “change in the ownership or effective control of” the Company or “a change in the ownership of a substantial portion of the assets of” the Company as determined under Treasury Regulations Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder). For the avoidance of doubt, to the extent that any reimbursements payable pursuant to this letter are subject to the provisions of Section 409A of the Internal Revenue Code, any such reimbursements payable pursuant to this letter shall be paid no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and the right to reimbursement under this agreement will not be subject to liquidation or exchange for another benefit. To the extent that any provision of this Employment Agreement is ambiguous as to its exemption or compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder are exempt from Section 409A to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Section 409A to the maximum permissible extent. To the extent any payment under this Employment Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment will be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this Employment Agreement (or referenced in this Employment Agreement) are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the regulations under Section 409A. Notwithstanding the foregoing, in the event the Company determines that any compensation or benefits payable under this Employment Agreement may be subject to Section 409A, the Company will work in good faith with you to adopt such amendments to this Employment Agreement, or to adopt such policies and procedures or take such other actions that the Company determines are necessary or appropriate, to avoid the imposition of taxes under Section 409A.

20.    Choice of Law. This Employment Agreement is made and entered into in the State of California, and shall in all respects be interpreted, enforced and governed by and under the laws of the State of California (but not including any choice of law rule thereof that would cause the laws of another jurisdiction to apply).
21.    Arbitration and Class Action Waiver. To the extent permitted by applicable law, you and the Company agree to submit to mandatory binding arbitration any and all claims arising out of or related to your employment with the Company and the termination thereof, including, but not limited to, claims for unpaid wages, wrongful termination, torts, stock or stock options or other ownership interest in the Company, and/or discrimination (including harassment) based upon any federal, state or local ordinance, statute, regulation or constitutional provision, except that each party may, at its, his or her option, seek injunctive relief in court related to the improper use, disclosure or misappropriation of a party’s private, proprietary, confidential or trade secret information (collectively, “Arbitrable Claims”). Further, to the fullest extent permitted by law, you and the Company agree that no class or collective actions can be asserted in arbitration or otherwise. All claims, whether in arbitration or otherwise, must be brought solely in your or the Company’s individual capacity, and not as a plaintiff or class member in any purported class or collective proceeding. Nothing in this Arbitration and Class Action Waiver section, however, restricts your right, if any, to file in court a representative action under California Labor Code Sections 2698, et seq.
SUBJECT TO THE ABOVE PROVISO, THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS. THE PARTIES FURTHER WAIVE ANY RIGHTS THEY MAY HAVE TO PURSUE OR PARTICIPATE IN A CLASS OR COLLECTIVE ACTION PERTAINING TO ANY ARBITRABLE CLAIMS BETWEEN YOU AND THE COMPANY.
This Employment Agreement does not restrict your right to file administrative claims you may bring before any government agency where, as a matter of law, the parties may not restrict your ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission and the Department of Labor). However, the parties agree that, to the fullest extent permitted by law, arbitration shall be the exclusive remedy for the subject matter of such administrative claims. The arbitration shall be conducted in Los Angeles County, California through JAMS before a single neutral arbitrator, in accordance with the JAMS employment arbitration rules then in effect. The JAMS rules may be found and reviewed at http://www.jamsadr.com/rules-employment-arbitration. If you are unable to access these rules, please let the Company know and the Company will provide you with a hardcopy. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based. In the event of arbitration relating to this Employment Agreement or your service with the Company, each of you and the Company will bear its own costs, including, without limitation, attorneys’ fees.
22.    Counterparts. This Employment Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.
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Appendix I
The PSOs will become vested subject to the following requirements:
(a)Performance-vesting requirement: The PSOs shall satisfy the performance-vesting requirement to the extent that the Company’s closing stock price over any twenty (20) consecutive trading day period occurring prior to the fifth anniversary of the Effective Date is equal to or exceeds the applicable Stock Price Hurdle, during which the applicable Stock Price Hurdle of each such tranche is achieved, as follows:

Tranche	Stock Price Hurdle
Tranche 1: 33 1/3% of PSOs	$[***]
Tranche 2: 33 1/3% of PSOs	$[***]
Tranche 3: 33 1/3% of PSOs	$[***]

(b)Service-vesting requirement: The PSOs shall satisfy the performance-vesting requirement to the extent you remain employed with the Company as CPO or are otherwise engaged as a service provider (within the meaning of Section 409A of the Code) to the Company through each of the applicable dates, as follows: (i) the first one-third (33%) of each Tranche of the PSOs shall become service-vested upon the first anniversary of the Effective Date and (ii) the remaining two-thirds (66%) of each Tranche of the PSOs shall become service-vested in twenty-four (24) equal installments at the end of each calendar month occurring after such first anniversary.
[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT FOLLOWS]

To indicate your acceptance of this Employment Agreement, please sign and date this Employment Agreement in the space provided below and return it via scanned email to me, and retain a copy of your original signature.
Sincerely,
/s/ Dan Henry
Dan Henry
Chief Executive Officer
ACCEPTANCE:
I have read the foregoing Employment Agreement and agree with the terms and conditions as set forth herein.

SIGNATURE:	/s/Daniel Eckert
Daniel Eckert

DATE:	5/6/2020

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]

Exhibit A
GENERAL RELEASE OF CLAIMS
This General Release of Claims (the “Release”) is entered into as of [ ], by and between Daniel Eckert (“you”) and Green Dot Corporation (the “Company”), collectively referred to herein as the “Parties”. Capitalized terms used herein, but not defined herein, will have the meanings ascribed to them in the Employment Agreement that you entered into with the Company dated [ ], 2020 (the “Employment Agreement”).
WHEREAS, you have been providing services to the Company as its Chief Product, Strategy & Development Officer pursuant to your Employment Agreement;
WHEREAS, the Company wishes to receive from you a general release of all claims against the Company in consideration for you receiving the termination benefits set forth in the Employment Agreement;
WHEREAS, the Parties, and each of them, wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions and demands that you may have against the Company as defined herein, including, but not limited to, any and all claims arising or in any way related to your employment or service with, or separation from, as applicable, the Company, and you and the Company desire to embody in this Release the terms, conditions and benefits to be provided in connection with your termination of employment or service with the Company;
NOW THEREFORE, in consideration of the promises made herein, the Parties hereby agree as follows:
A.    Termination
1.Termination Date. Your last day of employment with the Company was [     ] (the “Termination Date”). The Company will pay to you all accrued but unpaid wages earned through the Termination Date, less all applicable withholdings and required deductions, on the Termination Date, regardless of whether you sign this Release.
2.Consideration for Release. Subject to your compliance with the terms and conditions of this Release, and provided you deliver to the Company this signed Release, do not revoke this Release and satisfy all conditions to make this Release effective, the Company will provide you with the payments and benefits set forth in the Employment Agreement as compensation for this Release.
3.Employee Inventions and Confidentiality Agreement. You acknowledge and agree that you continue to be bound by the Employee Invention Assignment and Confidentiality Agreement previously entered into by and between you and the Company.
B.    Release
In consideration of the payments and benefits to be provided to you by the Company under the Employment Agreement, and in connection with your termination of employment under Section 10 of the Employment Agreement, by your signature below you agree to the following general release:

1.On behalf of yourself, your heirs, executors, administrators, successors, and assigns, you hereby fully and forever generally release and discharge the Company, its current, former and future parents, subsidiaries, affiliated companies, related entities, employee benefit plans, and their fiduciaries, predecessors, successors, officers, directors, shareholders, agents, employees and assigns (collectively, for purposes of this Section B, the “Company”) from any and all claims, causes of action, and liabilities up through the date of your execution of this Release. The claims subject to this Release include, but are not limited to, those relating to your employment with the Company and/or any predecessor to the Company and the termination of such employment. All such claims (including related attorneys’ fees and costs) are barred without regard to whether those claims are based on any alleged breach of a duty arising in statute, contract, or tort. This expressly includes waiver and release of any rights and claims arising under any and all laws, rules, regulations, and ordinances, including, but not limited to: Title VII of the Civil Rights Act of 1964; the Older Workers Benefit Protection Act; the Americans With Disabilities Act; the Age Discrimination in Employment Act; the Fair Labor Standards Act; the National Labor Relations Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); the Workers Adjustment and Retraining Notification Act; the California Fair Employment and Housing Act (if applicable); the provisions of the California Labor Code (if applicable); the Equal Pay Act of 1963; and any similar law of any other state or governmental entity. You further waive any rights under Section 1542 of the Civil Code of the State of California or any similar state statute. Section 1542 states:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
This Release does not extend to, and has no effect upon, (i) any benefits that have accrued, and to which you have become vested or otherwise entitled to, under any employee benefit plan, program or policy sponsored or maintained by the Company, (ii) any rights under the Employment Agreement, or (iii) your right to indemnification by the Company, and continued coverage by the Company’s director’s and officer’s liability insurance policy, which will, in each case, in all events continue to be at the same level as applicable to active officers and directors of the Company to any claim that arises after the date of this Release or to any right you may have to obtain contribution as permitted by law in the event of entry of judgment against you as a result of any act or failure to act for which the Company, or any of its subsidiaries or affiliates, and you are held jointly liable.
2.In understanding the terms of the Release and your rights, you have been advised to consult with an attorney of your choice prior to executing the Release. You understand that nothing in the Release will prohibit you from exercising legal rights that are, as a matter of law, not subject to waiver such as: (a) your rights under applicable workers’ compensation laws; (b) your right, if any, to seek unemployment benefits; (c) your right to indemnity under California Labor Code section 2802 or other applicable state-law right to indemnity; and (d) your right to file a charge or complaint with a government agency such as but not limited to the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor, the California Department of Fair Employment and Housing, or other applicable governmental agency. Additionally, nothing in this Release precludes you from filing a claim or participating in any investigation or proceeding before any federal or state agency or governmental body. However, while you may file a claim or participate in any such proceeding, by signing this Release, you waive any right to bring a lawsuit against the Released Parties, and waive any right to any individual monetary recovery in any such proceeding or lawsuit; provided, however, nothing in this Release is intended to impede your ability to receive a monetary award from a government administered whistleblower-award program. Moreover, you will continue to be indemnified for your actions taken while employed by the Company to the same extent as other then-current or former directors and officers of the Company under the Company’s Certificate of Incorporation and Bylaws and any director or officer indemnification agreement between you and the Company, if any, and you will continue to be covered by the Company’s director’s and officer’s liability insurance policy as in effect from time to time to the same extent as other then-current or former directors and officers of the Company, each subject to the requirements of the laws of the State of California.
3.You understand and agree that the Company will not provide you with the payments and benefits under the Employment Agreement unless you execute the Release. You also understand that you have received or will receive, regardless of the execution of the Release, all wages owed to you together with any accrued but unused vacation pay, less applicable withholdings and deductions, earned through your termination date.
4.As part of your existing and continuing obligations to the Company, you have returned to the Company all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including but not limited to the Company’s files, notes, drawings, records, business plans and forecasts, financial information, specification, computer-recorded information, tangible property (including, but not limited to, computers, laptops, pagers, etc.), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). You understand that, even if you did not sign the Release, you are still bound by any and all confidential/proprietary/trade secret information, non-disclosure and inventions assignment agreement(s) signed by you in connection with your employment with the Company, or with a predecessor or successor of the Company pursuant to the terms of such agreement(s). Notwithstanding the foregoing, you may retain during the Consulting Period, any company-provided cell phone or laptop in order to provide services to the Company, but you agree to return such cell phone and laptop computer upon the termination or completion of the Consulting Period. In addition, the Company reserves the right to review and erase any company confidential information that may be contained on the Company-provided cell phone and laptop computer.
5.You represent and warrant that you are the sole owner of all claims relating to your employment with the Company and/or with any predecessor of the Company, and that you have not assigned or transferred any claims relating to your employment to any other person or entity.
6.You agree to keep the payments and benefits provided hereunder and the provisions of this Release confidential and not to reveal its contents to anyone except your lawyer, your spouse or other immediate family member, and/or your financial consultant, or as required by legal process or applicable law (except to the extent this Release or the payments and benefits provided under the Employment Agreement, as applicable, have been made public other than by you in violation of this Release).
7.You understand and agree that the Release will not be construed at any time as an admission of liability or wrongdoing by either the Company or yourself.
8.You agree that you will not make any negative or disparaging statements or comments, either as fact or as opinion, about the Company, its employees, officers, directors, shareholders, vendors, products or services, business, technologies, market position or performance. The Company (including its subsidiaries and affiliates) will not make, and agrees to use its best efforts to cause the officers, directors, employees and spokespersons of the Company to refrain from making, any negative or disparaging statements or comments, either as fact or as opinion, about you (or authorizing any statements or comments to be reported as being attributed to the Company). Nothing in this paragraph will prohibit you or the Company from providing truthful information in response to a subpoena or other legal process.

9.You agree that you have had at least twenty-one (21) calendar days in which to consider whether to execute the Release, no one hurried you into executing the Release during that period, and no one coerced you into executing the Release. You understand that the offer of the payments and benefits hereunder and the Release will expire on the twenty-second (22nd) calendar day after your employment termination date if you have not accepted it by that time. You further understand that the Company’s obligations under the Release will not become effective or enforceable until the eighth (8th) calendar day after the date you sign the Release provided that you have timely delivered it to Company (the “Effective Date”) and that in the seven (7) day period following the date you deliver a signed copy of the Release to Company you understand that you may revoke your acceptance of the Release. You understand that the payments and benefits under the Employment Agreement will become available to you at such time after the Effective Date.
10.In executing the Release, you acknowledge that you have not relied upon any statement made by the Company, or any of its representatives or employees, with regard to the Release unless the representation is specifically included herein. Furthermore, the Release contains our entire understanding regarding eligibility for payments and benefits and supersedes any or all prior representation and agreement regarding the subject matter of the Release. However, the Release does not modify, amend or supersede written Company agreements that are consistent with enforceable provisions of this Release such as your proprietary information and invention assignment agreement, and any stock, stock option and/or stock purchase agreements between the Company and you. Once effective and enforceable, this Release can only be changed by another written agreement signed by you and an authorized representative of the Company.
C.    Miscellaneous
1.Severability. If any term, covenant, condition or provision of this Release or the application thereof to any person or circumstance will, at any time, or to any extent, be determined invalid or unenforceable, the remaining provisions of this Release will not be affected thereby and will be deemed valid and fully enforceable to the extent permitted by law.
2.Successors; Assignment. The rights and obligations of the Company under this Release will inure to the benefit of and be binding upon the successors and assigns of the Company. Your rights and obligations hereunder are non-assignable. The Company may assign its rights and obligations to any entity in which the Company or an entity affiliated with the Company, has a majority ownership interest.
3.Choice of Law. This Release is made and entered into in the State of California, and will in all respects be interpreted, enforced and governed by and under the laws of the State of California (but not including any choice of law rule thereof that would cause the laws of another jurisdiction to apply).
4.Counterparts. This Release may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
[SIGNATURE PAGE TO GENERAL RELEASE OF CLAIMS FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Release on the respective dates set forth below.
Green Dot Corporation
DATE:    By:
Name:
Title:
DATE:    By:
Daniel Eckert
[SIGNATURE PAGE TO GENERAL RELEASE OF CLAIMS]